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Exhibit 99

                     [LETTERHEAD OF UNITED COMMUNITY BANCORP]

                                 PRESS RELEASE

                             For Immediate Release

For More Information Contact:
R. Steve Aaron, President and CEO
United Community Bancorp
1039 2/nd/ Street NE
Hickory, North Carolina 28601-3843
(888) 894-2483

Hickory, North Carolina. United Community Bancorp, a multi-bank holding company doing business under the bank names of Catawba Valley Bank, Hickory, North Carolina and First Gaston Bank, Gastonia, North Carolina announced third quarter earnings of $1,092,382 or $0.40 per share. This compares to $750,520 or $0.27 per share for the comparable period in 2001, a 48 percent increase.

For the nine months ending September 30, 2002. The holding Company's earnings were $2,844,943 or $1.03 per share compared to the nine month earnings from the comparable period in 2001 of $2,145,323 or $0.77 per share a 34 percent increase.

The increase in earnings is attributed to improve interest margins, loan growth and strong non-interest income growth. The company's assets increased from $353.6 million as of June 30, 2002 to $385.4 million as of September 30, 2002 an increase of 9% for the quarter.

Questions about this release can be directed to G. Marvin Lowder at (828) 315-2800.